Vocera Acquires EASE to Improve the Healthcare Experience for Patients and Families

Secure solution delivers updates, messages and images to patients’ loved ones

SAN JOSE, Calif., August 19, 2020 -- Vocera Communications, Inc. (NYSE:VCRA), a recognized leader in clinical communication and workflow solutions, today announced that it has acquired EASE Applications (EASE), based in Orlando, FL. EASE offers a cloud-based communication platform and mobile application built to improve the patient experience by enabling friends and family members to receive timely updates about the progress of their loved one in the hospital. The EASE app enables nurses and other care team members to send HIPAA-compliant texts, photos, and video updates to patients’ loved ones, putting them at ease and saving valuable time.

With more than 1.6 million sent messages, the EASE application has demonstrated improved patient and family satisfaction and reduced the number of phone calls from loved ones to the hospital. In one study with approximately 2,500 family members, 98% said that EASE reduced their anxiety, and 81% reported that the availability of EASE would influence their choice of hospital. Additionally, patient satisfaction scores increased by an average of 6% for patients who used EASE compared to patients who did not use the application.

“Now, more than ever, meaningful human connections are needed in healthcare,” said Patrick de la Roza, chief executive officer of EASE. “When a person undergoes surgery or is hospitalized for an infection or other illness, the patient and their loved ones often feel fear, anxiety and isolation. EASE helps reduce these burdens by providing needed connectivity and transparency, while allowing care teams to deliver the best care.”

Patients can add friends and family members to their distribution list; and with a simple tap, caregivers can keep them informed and ease their concerns. Messages, pictures and videos sent disappear 60 seconds after being viewed, and nothing is saved on the mobile device, providing an additional layer of security and privacy. The application also provides secure two-way video conferencing between patients’ families and care teams. Additionally, EASE enables care team members to customize in-app surveys, offering a quick way to track and improve patient engagement and satisfaction in real time, and giving feedback and support for the caregivers.

“Improving the lives of patients, families and care teams is the mission of Vocera, which is why EASE is a perfect addition to the company,” said Brent Lang, Chairman and CEO of Vocera. “The acquisition of EASE strengthens the Vocera platform by enhancing care team communication with patients and families. We are excited to add this innovative, patient-facing solution to our portfolio.”

As part of the onboarding process, Vocera will issue restricted stock units totaling approximately 60,000 shares of Vocera common stock to approximately eleven employees of EASE. These restricted stock units will vest over three years after the closing and will be made from an inducement plan adopted by the company’s board of directors pursuant to the inducement exemption provided under the NYSE listing rules.

About EASE Applications
The EASE application enables healthcare providers to send updates easily and securely regarding a patient’s status. EASE allows for the secure transmission of custom texts, photos and videos from medical professionals to patients’ families and loved ones. EASE was founded by two pediatric cardiac anesthesiologists, a hospital administrator and pediatric cardiac surgeon with a mission to reduce anxiety and provide transparency to nervous parents seeking information about their child’s surgery and condition in a secure way. For more information, visit www.easeapplications.com.

About Vocera
The mission of Vocera Communications, Inc. is to simplify and improve the lives of healthcare professionals, patients and families, while enabling hospitals to enhance quality of care and operational efficiency. In 2000, when the company was founded, we began to forever change the way care teams communicate. Today, Vocera offers the leading platform for improving clinical communication and workflow. More than 2,100 facilities worldwide, including nearly 1,700 hospitals and healthcare facilities, have selected our solutions. Care team members use our solutions to communicate and collaborate with co-workers by securely texting or calling, and to be notified of important alerts and alarms. They can choose the right device for their role or task, including smartphones or our hands-free, wearable Vocera Smartbadge and Vocera Badge. Interoperability between the Vocera Platform and more than 150 clinical and operational systems helps reduce alarm fatigue; speed up staff response times; and improve patient care, safety, and experience. In addition to healthcare, Vocera is at home in luxury hotels, aged care facilities, retail stores, schools, power facilities, libraries, and more. Vocera solutions make mobile workers safer and more effective by enabling them to connect instantly with other people and access resources or information quickly. Vocera has made the list of Forbes 100 Most Trustworthy Companies in America. Visit www.vocera.com and follow @VoceraComm on Twitter.

Vocera® and the Vocera logo are trademarks of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

Forward-Looking Statements
Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the U.S. federal securities laws. These forward-looking statements are based on limited information currently available to us and our management’s expectations, which are inherently subject to change and involve a number of risks and uncertainties.

Actual events or results may differ materially from those in any forward-looking statement due to various factors, including but not limited to, potential impacts of the COVID-19 pandemic on our operations, changes in regulations in the U.S. and other countries; the effects on government and commercial hospital customers of the federal budget and budgetary uncertainty; changes in healthcare insurance coverage and consumers’ utilization of healthcare and hospital services; our ability to achieve and maintain profitability; the demand for our various solutions in the healthcare and other markets; our lengthy and unpredictable sales cycle; our ability to offer high-quality services and support for our solutions; our ability to achieve anticipated strategic or financial benefits from our acquisitions; our ability to acquire the sole and limited source hardware and software components of our solutions; our ability to obtain the required capacity and product quality from our contract manufacturers; our ability to develop and introduce new solutions and features to existing solutions and to manage our growth; the impact of tax law reform on us or our customers; and the other factors described in our most recently filed Quarterly Report on Form 10-Q, as well as our other filings with the Securities and Exchange Commission (SEC). Our filings with the SEC are available on the Investors section of the Company’s web site at www.vocera.com. The financial and other information contained in this press release should be read in conjunction with the financial statements and notes thereto included in our filings with the SEC. Our operating results for any historical period, including the second quarter of 2020, are not necessarily indicative of our operating results for any future periods. This press release speaks only as of its date. We assume no obligation to update the information in this press release, to revise any forward-looking statements, or to update the reasons actual events or results could differ materially from those anticipated in forward-looking statements.

MEDIA CONTACT
Shanna Hearon
Vocera
669-999-3368
shearon@vocera.com